Exhibit (m)(vii) under Form N-1A
                                               Exhibit 1 under Item 601/Reg. S-K

                              MARSHALL FUNDS, INC.

                        EXHIBIT A to 12b-1 Agreement with
                       Federated Securities Corp. ("FSC")

PORTFOLIOS

        FSC will pay Administrator fees for the following portfolios (the "Funds") effective as of the dates set forth below:

        NAME                                   DATE

    MARSHALL MONEY MARKET FUND                 OCTOBER 1, 1992
        CLASS B SHARES

        (formerly Investment Shares prior to January 1, 1995)

ADMINISTRATIVE FEES

        1. During the term of this Agreement, FSC will pay Administrator a quarterly fee in respect of each Fund. This fee will be computed at the annual rate of .30% of the average net asset value of Shares held during the quarter in accounts for which the Administrator provides services under this Agreement, so long as the average net asset value of Shares in each Fund during the quarter equals or exceeds such minimum amount as FSC shall from time to time determine and communicate in writing to the Administrator.

        2. For the quarterly period in which the Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the quarter.